Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE

JPMorgan Chase Plans Dividend Increase and Has Authorized a New Common Share Repurchase Program

New York, June 28, 2024 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that its Board of Directors intends to increase the quarterly common stock dividend to $1.25 per share (up from the current $1.15 per share) for the third quarter of 2024. The Firm’s quarterly common stock dividends are subject to approval by the Board of Directors at the customary times that those dividends are declared.

The Firm’s Board of Directors has authorized a new common share repurchase program of $30 billion, effective July 1, 2024. The authorization to repurchase common shares will be used at management’s discretion, and the timing of repurchases and the exact amount of common shares that may be repurchased under the new authorization will be subject to various considerations.

The Firm’s preliminary Stress Capital Buffer (“SCB”) requirement provided by the Federal Reserve is 3.3% (up from the current 2.9%) and the Firm’s Standardized Common Equity Tier 1 (“CET1”) capital ratio requirement including regulatory buffers is 12.3% (up from the current 11.9%). However, consistent with the Firm’s disclosure on June 26, 2024 regarding the potential for higher stress losses, should the Federal Reserve modify the Firm’s stress results, the Firm’s Standardized CET1 capital ratio requirement would likely be modestly higher than 12.3%. The Federal Reserve will provide the Firm with its final SCB requirement by August 31, 2024, and that requirement will become effective on October 1, 2024 and will remain in effect until September 30, 2025.

Because the Firm's capital planning already accounts for the variability of the SCB requirement and uncertainties concerning regulatory capital requirements, no significant changes to the Firm’s overall capital planning are anticipated.

Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “The strength of our company allows us to continually invest in building our businesses for the future, pay a sustainable dividend, and return any remaining excess capital to our shareholders as we see fit. The Board’s intended dividend increase, our second this year, would represent a sustainable level of capital distribution to our shareholders, which is supported by our strong financial performance and continuous investments in our business. The new share repurchase program provides additional flexibility to return excess capital to our shareholders over time, as and when appropriate. The Federal Reserve’s 2024 stress test results show that banks across the industry are resilient and can withstand severe hypothetical shocks, while continuing to serve as a source of strength to the broader economy. Whereas CCAR is a single, point-in-time stress test, we conduct hundreds of stress tests each week, which include various types of extremely large market movements. We continue to maintain a fortress balance sheet with substantial excess capital, and we remain prepared for a wide range of potential environments so that we can consistently be there for our clients, governments, and communities around the world.”

Investor Contact: Mikael Grubb 212-270-2479	Media Contact: Trish Wexler patricia.a.wexler@jpmorgan.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $4.1 trillion in assets and $337 billion in stockholders’ equity as of March 31, 2024. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact: Mikael Grubb 212-270-2479	Media Contact: Trish Wexler patricia.a.wexler@jpmorgan.com